March 11, 2024



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Angela Hilt, Executive Vice President, Chief Legal Officer and Corporate
Secretary
Jinho Joo, Vice President, Associate General Counsel and Assistant Secretary Cheryl Brice, Assistant Secretary, Senior Corporate and Securities Specialist Tracy Tong, Senior Corporate Counsel

Sincerely,

/s/ Luc Bellet

Name:  Luc Bellet
Title:    EVP and Chief Financial Officer